Exhibit 99.9

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to (i) my being named in the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Central Valley Community Bancorp (“Central Valley”), and all amendments thereto (“Registration Statement”), as a person who is expected to become a director of Central Valley, effective upon the consummation of the merger of Community West Bancshares with and into Central Valley, and (ii) the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Martin E. Plourd
Name: Martin E. Plourd

December 8, 2023